Exhibit 99.1

AVAX One Repurchases 333,500 Shares in September 2026

The Company Significantly Increased Its Repurchase Volume Due to Market Conditions

WEST PALM BEACH, FL, October 1, 2026 - AVAX One Technology Ltd. (NASDAQ: AVX) (“AVAX One” or the “Company”), today announced an update on its $40 million share repurchase program. In the month of September 2026, the Company repurchased 333,500 of its common shares at an average purchase price per share of $5.36, including all fees and commissions. These repurchases bring AVAX One’s total repurchases of its common shares as of September 30, 2026, to 836,743 (as adjusted to reflect the Company’s one-for-twelve reverse stock split effected on June 15, 2026) since November 2025. Approximately $33.9 million remains available under the program.

“We believe there is a meaningful disconnect between the share price and the intrinsic value of AVAX One,” said Pete Wylie, Interim Chief Executive Officer and Chief Operating Officer of AVAX One. “Share repurchases represent one of the most direct ways we can demonstrate conviction in the long-term value of what we’re building at AVAX One. As long as this dislocation persists, we intend to continue leaning in. Our strong balance sheet gives us the flexibility to allocate capital opportunistically where we believe it can create the greatest long-term value per share.”

Repurchases under the program may be made from time to time through open market purchases or other means permitted under applicable securities laws and regulations. The timing and amount of repurchases will depend on market conditions, capital allocation priorities, regulatory requirements and other corporate considerations. The Company is not obligated to repurchase any specific number of shares, and the program may be modified, suspended or discontinued at any time.

About AVAX One Technology Ltd.

AVAX One Technology Ltd. (NASDAQ: AVX) is a digital infrastructure company accelerating the transition to an onchain financial economy. The Company maintains a strategic Avalanche digital asset treasury, accumulating AVAX and generating onchain yield through native staking and ecosystem participation. It also operates bitcoin mining facilities and develops modular data centers. These three pillars give public market investors unique exposure to both the onchain economy and the digital infrastructure layer. For more information, please visit www.avax-one.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “intend,” “plan,” “could,” “may,” “will,” “would,” “believe,” “estimate,” “target,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others: risks relating to the Company’s operations and business, including the highly volatile nature of the price of Bitcoin, AVAX, and other digital assets, and the risk that the price of the Company’s securities may be highly correlated to the price of the digital assets it holds; plans to repurchase the Company’s common shares and the timing and amount of any such repurchases; increased competition in the data center, AI/HPC, and digital asset industries; and legal, commercial, regulatory, and technical uncertainties affecting the Company’s business, as well as those risks and uncertainties identified in the Company’s filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR (720) 330-2829

AVX@elevate-ir.com

Media Contact

Ethan Lyle

Prospero

avax-one@prospero.agency